[  *  *  *  ]

July 13, 2000

Omar A. Duwaik
Chairman & Chief Executive Officer
Reema International Corp.
10020 East Girard Avenue #300
Denver, Colorado 80231-5065

Dear Mr. Duwaik:

In accordance with your request, the commitment from [***] to Reema International Corp., dated May 8, 2000, is amended as follows:

1. The loan amount is increased from $150,000,000 to $300,000,000.
2. The first remittance to your General Account will be $24,312,000.
3. There will be 36 additional monthly remittances of $7,658,000.
4. Interest payment will commence 38 months after the first disbursement.
5. The interest rate will not exceed one year LIBOR plus 2%.
6. The retainer is increased from $150,000 to $300,000.

All other terms and conditions remain unchanged.

This amendment becomes effective when countersigned by you, and the receipt by [***] of an additional $150,000 retainer fee.

Sincerely,

/s/ [***]

[***]
Chairman of the Board

Agreed to and accepted this 18th day of July, 2000
By: /s/ Omar A. Duwaik
Reema International Corp., Chairman

[***] Denotes that the name and address of the sender of this document has been deleted pursuant to a Request for Confidentiality by TVCN pursuant to 17 C.F.R. 240.24b-2. The information contained in the original has been filed with the Office of the Secretary of the Securities and Exchange Commission as an exhibit to TVCN's Request for Confidentiality.